Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

For Immediate Release:

August 28, 2014

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Completion of $6.3 Million Rights Offering; Offering Oversubscribed

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that it had successfully completed the sale of 760,713 common shares in its ten for one rights offering. The common shares in the offering were sold at a price of $8.30 per share, representing gross proceeds to the Company of $6.3 million, the maximum offered. The offering was significantly oversubscribed as $16.0 million was collected. The excess will be returned promptly to shareholders as directed by the Board of Directors. All shareholders exercising their basic subscription right will receive the shares they subscribed for.  Unity Bancorp’s Pro Forma Tier 1 Leverage Capital, Tier 1 Risk Based Capital and Total Risk Based Capital as of June 30, 2014 were 7.85, 10.40 and 12.91, respectively; an increase of  64 basis points, 89 basis points and 89 basis points, respectively.

James A. Hughes, President and CEO of the Company, commented, "We are extremely pleased to complete the rights offering. The proceeds will enable the Company to fund our expansion plans, increase working capital and pursue strategic opportunities. We would like to thank our shareholders for their vote of confidence and continued support of the Company."

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $932 million in assets and $728 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com , or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.